Exhibit 10.5

FINANCIAL ADVISORY AGENCY AGREEMENT

This Financial Advisory Agency Agreement (herein referred to as “Agreement”) is made and entered into as of 4/15/14 (the “Effective Date”), by and between Great Basin Corporation Inc., a Delaware corporation, and its affiliates (herein referred to as “Company” or “Great Basin”) located at 2441 S 3850 W, West Valley City, UT 84120, and Rona Capital, LLC, a Colorado limited liability company (herein referred to as “Rona”) located at 8338 Pawnee Lane, Niwot, CO (each herein referred to as “Party” and collectively as “Parties”).

RECITALS

WHEREAS, Rona specializes in biotechnology business development, fundraising, strategic planning, financial operations and business strategy; and

WHEREAS, Company desires to contract with Rona to provide certain financial advisory services, as requested by Company and mutually agreed by the Parties, in connection with Company’s business development, fundraising efforts, financial operations and corporate and strategic planning, and Rona wishes to provide such services to Company, upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

1.	Financial Advisory Services. Rona agrees to perform financial advisory services as described herein upon the terms and conditions herein set forth.

2.	Term of Agreement. Subject to the provision for early termination set forth below in Section 6 of this Agreement, this Agreement shall commence as of the Effective Date and shall continue for a period of twelve (12) months from the Effective Date (the “Term”). Either Party may terminate this Agreement without cause with 15-days’ prior written notice.

3.	Responsibilities of the Parties.

3.1	Rona’s Specific Duties. Rona shall provide financial advisory services to Company, such duties to include: participating in discussions regarding Company’s business development, fundraising efforts and strategic planning, financial operations, and as mutually agreed by the Parties on case-by-case basis (herein referred to as the “Services”).

3.2

Rona’s Obligations. Rona shall be reasonably diligent in the performance of Services, and be professional in his commitment to meeting his obligations hereunder. Rona agrees to make all reasonable efforts to spend 2 days every other week in Great Basin office in Salt Lake City, unless he is required to travel to other locations to fulfill obligations to Great Basin. Rona represents and warrants that, to the best of its knowledge, Rona is not party to any other existing agreement that would prevent Rona from entering into this Agreement or which would adversely affect this Agreement. Rona shall not perform Services for any other individuals or entities that would prevent it from performing the services to Company or would knowingly adversely affect this Agreement, except as provided for by mutual written agreement of the Parties. Rona shall not perform services for any party, which would require or facilitate the unauthorized disclosure of any confidential or proprietary information of Company.

3.3	Responsibilities of Company. Company shall cooperate fully with Rona in its efforts to carry out the Services. Appropriate time and resources will be made available as requested and mutually agreed on. Rona will use its professional expertise to provide the Services; provided, however, that Rona will not be held responsible and will not incur any liability as set forth in Section 7 below, where Rona is unable to perform, or performance is delayed, due to circumstances beyond its control, including circumstances that are encountered in the normal course of business and including those caused by Company, or where the scope of services requested cannot reasonably be completed within the time or resources allocated to such services. Company will give Rona reasonable advanced notice about any assignments or meetings in which Rona’s participation is requested and the Parties will mutually agree on the time and locations of meetings.

4.	Compensation.

4.1	Retainer and fee for services: Upon the final closing of the Series D Preferred Stock Capital Raise, Company shall pay Rona $15,000, and will make further payments of $15,000 every 30 days while this agreement is in effect. In addition Rona will receive the following bonus payable upon the occurrence of the milestone:

•	Great Basin files an S-1 with the SEC - $50,000

•	Great Basin begins a road show or the active marketing for an initial public offering begins - $50,000

•	Great Basin closes an initial public offering -$100,000

•	A warrant to purchase common stock so that Rona’s total equity ownership is equal to 1% of the post-IPO capitalization of Great Basin. The additional warrant will vest 25% at the time of issuance with the remainder vesting over the next 36 months. If Rona becomes a full time employee of Great Basin, the remaining un-vested warrant will be cancelled and be replace with employee stock options or restricted stock equal to the amount of the warrant that was cancelled.

5.	Reimbursement of expenses.

5.1

Reimbursable Expenses: Company shall reimburse Rona for all ordinary and necessary out-of-pocket expenses incurred in connection with Rona’s performance of the Services; provided, however, that Rona shall not incur any expense in excess of $1,500.00 without first providing written notice to Company by electronic mail. Such expenses may include, without limitation, costs relating to or arising from any of the following: telephone, facsimile, remote computer access, postage, express delivery, document duplication, mileage, travel, meals during travel and with business contacts in the normal course of work on behalf of Company, wire transfer charges, bank charges on wire transfers, and currency exchange. Reimbursement for travel expenses relating to mileage, airfare, ground transportation, parking, hotel accommodations, and meals, shall all be commensurate with Company’s travel policies applicable to its CEO. If Rona attends an industry conference with the prior written request or approval of Company’s CEO, Company shall also reimburse for the registration and participation in all conference functions and events.

5.2	Invoicing and Payment of Expenses. Rona will submit to Company electronic monthly invoices and such invoices shall include a detail of all reimbursable expenses incurred during the period covered by such invoice; provided, however, that Rona may elect to invoice Company more frequently for reimbursements whenever the expenses exceed $5,000.00 in any given month. Copies of receipts of Reimbursements will be provided to Company, promptly after invoicing. Rona’s expenses shall be paid within ten (10) days of receipt of original receipts.

6.	Effect of Termination of Agreement—Failure to perform. In the event that Rona ceases to perform the Services or breaches its obligations as required hereunder for any reason, Company shall have the right to immediately terminate this Agreement upon notice to Rona and to enforce such other rights and remedies as it may have as a result of said breach.

6.1	Termination by Company: Promptly upon termination of this Agreement by Company, Company shall make all outstanding payments to Rona, including any unpaid retainer and outstanding and/or unpaid reimbursement of expenses. If the termination will occur before the end of a period for which a retainer was paid, the retainer will not be refunded and reimbursement of expenses will be paid in full regardless of the retainer payment. In the case of early termination, Company will not be required to make payments of cash beyond the termination date, however if the milestone listed in Section 4.1 occurs within 90 days of the termination, Rona will still be paid the Bonus.

6.2	Termination by Rona: If Rona will terminate this Agreement, Rona will refund the amount of the retainer paid but unused on a pro-rated basis within 15 days after Company will make all the payments owed to him in full.

7.

Independent Contractor. It is understood and agreed that Rona shall be acting as an independent contractor and not as an agent or employee of, or partner, joint venturer or in any other relationship with, Company. Rona will be solely responsible for all insurance, employment taxes, FICA taxes and all obligations to governments or other organizations arising out of this Agreement and Rona acknowledges that no income, social security or other taxes shall be withheld or accrued by Company for Rona’s benefit. Rona assumes all risks and hazards encountered in the performance of the duties under this Agreement. Unless Company has provided prior written approval, Rona shall not use any sub-contractors to perform Rona’s obligations hereunder.

8.	Indemnification.

8.1	By Rona. Rona hereby agrees to indemnify Company and hold Company harmless from and against all claims (whether asserted by a person, firm, entity or governmental unit or otherwise), liabilities, losses, damages, expenses, charges and fees (collectively the “Losses”) which Company may sustain or incur arising out of or attributable to any willful breach of this Agreement by Rona or any gross negligence or willful misconduct by Rona in the performance under this Agreement and that has a material adverse effect on the business or affairs of Company. For these purposes, no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of Company. Notwithstanding anything to the contrary in this Agreement, Rona’s liability for any Losses shall not under any circumstances exceed the amount of consideration received from Company pursuant to this Agreement at the time the amount of the Loss is determined, and in no event shall Rona be liable for any special, punitive, indirect or consequential loss or damage of any kind whatsoever (collectively, “Special Damages”), even if Rona was advised of the likelihood of Special Damages.

8.2	By Company. Company shall indemnify and hold harmless Rona from and against all claims, damages, liabilities, losses and expenses, including reasonable attorneys’ fees, that arise out of or relate to this Agreement or performance hereunder, except to the extent caused by Rona’s willful misconduct that has a material adverse effect on the business or affairs of Company. For these purposes, no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of Company. In case any litigation is brought against Rona in respect of which indemnification may be sought hereunder, Rona shall give prompt notice of that litigation to Company, and Company, upon receipt of that notice, shall have the obligation and the right to assume the defense of such litigation, provided that failure of Rona to give that notice shall not relieve Company from any of its obligations under this Section 8 unless that failure prejudices its defense of such litigation. At Rona’s expense, Rona shall have the right to employ separate counsel and to participate in the defense. Neither party shall enter into any settlement of litigation without the consent of the other.

9.	Warranties. The Services shall be performed in a professional manner, consistent with industry standards. In performing the Services, Rona shall not make any unauthorized use of any confidential or proprietary information of any other party or infringe the intellectual property rights of any other party.

10.	Arbitration. Any dispute or controversy or claim between Company and Rona arising out of or relating to this Agreement, or the breach thereof, shall be submitted to arbitration in accordance with the rules of the American Arbitration Association. The site of the arbitration shall be Boston, Massachusetts and the arbitration shall be conducted in accordance with the Rules of the American Arbitration Association prevailing at the time the demand for arbitration is made hereunder. At least one member of the arbitration panel shall be a physician knowledgeable in the area of clinical research. Judgment upon any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction and shall be binding and final. The costs of the arbitration, including administrative and arbitrator’s fees, shall be fully paid by the Company. Notwithstanding the foregoing, the parties shall bear the expense of their own attorneys’ fees in accordance with this section.

12.	Miscellaneous.

12.1	Notice. Any notices to be given hereunder by either Party to the other may be effectuated, in writing, by personal delivery or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

If to Company:	Great Basin Corporation 2441 South 3850 West Salt Lake City, UT 84120 Attention: Ryan Ashton Fax:

If to Rona:	Jeffrey Rona Rona Capital, LLC 8338 Pawnee Lane, Niwot, CO 80503

or at such other addresses as either Company or Rona may designate by written notice to each other. Notices delivered personally shall be deemed duly given on the date of actual receipt; mailed notices shall be deemed duly given as of the fourth day after the date so mailed.

12.2	Waiver of Breach. The waiver by either Party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by either Party.

12.3	Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed modified to the extent necessary to make it valid or enforceable, or if it cannot be so modified, then severed, and the remainder of the Agreement shall continue in full force and effect as if the Agreement had been signed with the invalid portion so modified or severed.

12.4	Choice of Law. This Agreement has been made and entered into in the State of Colorado and the laws of such State, excluding its choice of law rules, shall govern the validity and interpretation of this Agreement and the performance due hereunder

12.5	Integration. The drafting, execution and delivery of this Agreement by the Parties have been induced by no representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof unless expressly referred to herein.

12.6	Modification. This Agreement may not be modified unless such is in writing and signed by both Parties to this Agreement.

12.7	Assignment. Rona shall not be permitted to assign this Agreement to any other person or entity without the prior written consent of Company. Rona hereby agrees that Company shall be permitted to assign this Agreement to any affiliate of Company. This Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, and permitted assigns of the parties.

12.8	Survival. The provisions of Sections 6 (as applicable), 7, 8, 9, 10, 11, and 12, shall survive expiration or termination of this Agreement for any reason. Expiration or termination of this Agreement shall not relieve Company’s obligations to pay any amounts that may then be due to Rona.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

ACCEPTED AND AGREED TO:

RONA CAPITAL, LLC		GREAT BASIN

/s/ Jeffrey Rona		/s/ Ryan Ashton
BY:	Jeffrey Rona	BY:	RYAN ASHTON
ITS:	Managing Director	ITS:	PRESIDENT, CEO

APPENDIX A

NON-DISCLOSURE TERMS

It is anticipated that in the performance of the Services, the undersigned (hereinafter, “Recipient”) will be provided with or given access by Company to certain information which Company considers proprietary. The rights and obligations of the parties with respect to such information are as follows:

1.	PROPRIETARY INFORMATION.

For the purposes of this Agreement, “Proprietary Information” means trade secrets, know how and other confidential information (including, without limitation, technical and business information, patent information, structures, models, techniques, formula, processes, compositions, compounds, apparatus, specifications, samples, inventions and ideas) of Company which relates to the above-identified subject matter, whether or not marked as proprietary or confidential, disclosed by Company or obtained through observation or examination of Company’s information or developments, or which, although not related to such subject matter, is nevertheless disclosed as a result of the parties’ discussions but only to the extent that such information is maintained as confidential by Company. Information may be disclosed orally, visually or in tangible form (whether by document, electronic media, or other form).

2.	USE AND CARE OF PROPRIETARY INFORMATION.

Recipient agrees to use Proprietary Information received from Company or generated by the Services and accepted by that Recipient solely for the purposes of carrying out the Services described in the Financial advisory Agreement attached hereto and to use reasonable efforts, no less than the protection given its, his or his own confidential information, to maintain such information in confidence. Each Recipient agrees to make Proprietary Information available only to those employees of Recipient who require access to it in the performance of the Services and to inform them of the confidential nature of such information and obtain their written agreement to be bound by the same obligation of confidentiality as Recipient are bound pursuant to the Financial advisory Agreement.

2.1	Recipient’s obligations of confidentiality with respect to Proprietary Information provided hereunder shall continue for a period of five (5) years from the termination of the Financial Advisory Agreement.

2.2	It is agreed by Company and Recipient that the transfer of Proprietary Information shall not be construed as a grant of any right or license with respect to the information delivered except as set forth herein or in a duly executed research or license agreement.

3.	INFORMATION NOT COVERED.

It is agreed by Company and Recipient that information shall not be deemed Proprietary Information in the event:

3.1	it is publicly available and known prior to the date of the Agreement or becomes publicly available thereafter through no wrongful act of Recipient;

3.2	it was known to Recipient prior to the date of disclosure or becomes known to Recipient thereafter from a third party who, to the best of Recipient’s knowledge, has no obligation to Company to keep such information confidential;

3.3	was authorized by Company to be disclosed by Recipient;

3.3	it is independently developed by Recipient; or

3.4	Recipient is obligated to produce it pursuant to an order of a court of competent jurisdiction or a valid administrative or Congressional subpoena, provided that Recipient (i) promptly notifies Company and (ii) cooperates reasonably with Company’s efforts to contest or limit the scope of such order.

I HAVE READ AND UNDERSTAND THE ABOVE AGREEMENT AND AGREE TO ABIDE BY THE TERMS THEREOF:

Rona

/s/ Jeffrey Rona
BY:	Jeffrey Rona

DATE:	4/15/2014